CORPORATE NEWS

Media Contacts:
Bill Schnell
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Jason Rhode Appointed New Cirrus Logic President
and Chief Executive Officer

AUSTIN, Texas – May 17, 2007 – Cirrus Logic Inc. (Nasdaq: CRUS) today announced that Jason Rhode, Ph.D., 37, formerly vice president and general manager of Cirrus Logic’s Mixed-Signal Audio product line, has been appointed Cirrus Logic’s president and chief executive officer.

Rhode joined Cirrus Logic in 1995 as an analog design engineer and has led the Mixed-Signal Audio product line since December 2004. During his tenure as general manager, he has reinvigorated Cirrus Logic’s product line of analog and mixed-signal converter and interface products for consumer, professional and automotive audio applications. Previously, Rhode served as director of marketing for analog and mixed-signal products.

“We interviewed numerous external candidates for this position, but in the end the board of directors felt that Cirrus Logic is fortunate to have a number of strong leaders within the company,” said Mike Hackworth, Cirrus Logic chairman of the Board. “Jason, with his strong mix of both technical and business expertise, emerged as the Board’s unanimous decision. He possesses the vision, energy and commitment to drive the company into a new era of growth, built around the company’s solid foundation as a leading supplier of analog and mixed-signal semiconductors.”

“As a company, we have done an exceptional job in the past few years in establishing Cirrus Logic along a path of consistent profitability, with a healthy balance sheet, competitive products and strong intellectual property,” Rhode said. “I’m excited about the opportunity to add growth to that strong foundation.”

As president and CEO, Rhode will oversee Cirrus Logic’s worldwide operations, which encompass all product divisions and design centers, as well as operations and sales groups.

Rhode received his doctorate and masters degrees in electrical engineering from North Carolina State University and holds a bachelor of science degree in electrical engineering from San Diego State University. A member of IEEE, Rhode has been issued 19 U.S. patents in the area of mixed-signal technologies.

Cirrus Logic Inc.

Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia.

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